EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-166576 and 333-264665) of Exxon Mobil Corporation of our report dated June 13, 2023 relating to the financial statements and supplemental schedule of ExxonMobil Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
June 13, 2023